Exhibit 21

Significant Subsidiaries:

Name	Jurisdiction
AV Homes Legacy Developers, Inc.	Florida
AV Homes of Arizona, LLC	Arizona
Avatar Homes of Arizona, Inc.	Arizona
Avatar Properties Inc.	Florida
Avatar Retirement Communities, Inc.	Delaware
AVH Bethpage, LLC	Arizona
AVH Carolinas, LLC	Arizona
AVH EM, LLC	Arizona
AVH Realty, LLC	Florida
EM 646, LLC (JV)	Arizona
JCH Construction, LLC	Arizona
JCH Construction, LLC	Nevada
JCH Denali, LLC	Nevada
JCH Group, LLC	Delaware
JEN Florida II, LLC	Florida
Joseph Carl Homes, LLC	Nevada
Rio Rico Properties Inc.	Arizona
Royal Oak Homes, LLC	Florida
Solivita at Poinciana, Inc.	Florida
Solivita at Poinciana Golf Club, Inc.	Florida
Solivita at Poinciana Recreation, Inc.	Florida
Vitalia at Tradition, LLC	Florida